Exhibit 4.69

DATED 25 MAY 2006

(1) E J LORD LIMITED

(2) BIOPROGRESS TECHNOLOGY LIMITED

(3) BARRY JOHN MUNCASTER

LICENCE TO ASSIGN AND AUTHORISED

GUARANTEE AGREEMENT

160 Queen Victoria Street

London EC4V 4QQ, UK

Tel: +44 (0) 20 7184 7000

Fax: +44 (0) 20 7184 7001

THIS DEED is made the 25th day of May 2006 BETWEEN:

(1)	E J LORD LIMITED (company number 03998705) whose registered office is at 69-75 Lincoln Road Peterborough Cambridgeshire PE1 2SQ (“the Landlord”)

(2)	BIOPROGRESS TECHNOLOGY LIMITED (company number 3289265) whose registered office is at Hostmoor Avenue March Trading Estate March Cambridgeshire PE15 OAX (“the Tenant”)

(3)	BARRY JOHN MUNCASTER an individual residing at Woodlands Place Moulton Road Kennett Newmarket Suffolk CB8 8QT (“the Assignee”)

INTRODUCTION:

(A)	This deed is supplemental to a Lease (“the Lease”) dated the 15th May 2003 made between the Landlord (1) the Tenant (2) and Bioprogress Technology International Inc by which the premises known as 14 Hostmoor Avenue March Trading Estate March Cambridgeshire PE15 OAX (“the Premises”) were demised for a term of 25 (twenty-five) years from and including the 10th June 2001 (“the Term”) subject to the payment of the rent reserved by and the performance and observance of the covenants on the tenant’s part and the other provisions contained in the Lease

(B)	The reversion immediately expectant on the determination of the Term remains vested in the Landlord and the unexpired residue of the Term remains vested in the Tenant

(C)	The Lease contains provisions prohibiting the Tenant from assigning the Premises without the consent of the Landlord and the Landlord has agreed (at the request of the other parties) to grant the consent on the terms set out below to enable the Tenant to assign its estate and interest in the Premises to the Assignee

THIS DEED WITNESSES:

1	Definitions

IN this deed unless the context otherwise dictates:

1.1	“the Landlord” includes the person in whom the reversion immediately expectant on the determination of the Term is for the time being vested

1.2	“the Lease” includes all or any deeds and documents supplemental to the Lease whether or not expressed to be so

1.3	“the Term” includes any continuation or extension of the Term and any holding over whether by statute at common law or otherwise

2	Grant of consent to assign

The Landlord (at the request of the other parties) grants to the Tenant licence (“the Licence”) to assign the whole of the Tenant’s estate and interest in the Premises to the Assignee within Thirty (30) days after the date of this Deed

3	Covenants of Assignee

THE Assignee covenants with the Landlord:-

3.1	That at all times following the permitted Assignment (“the Assignment”) the Assignee will for the residue of the Term or until such estate and interest is further assigned (other than by an excluded assignment within the meaning of Section 11 of the Landlord and Tenant (Covenants) Act 1995) whichever is the shorter period pay the rents reserved by and observe and perform the covenants on the tenant’s part and the other provisions contained in the Lease

3.2	That immediately after completion of the Assignment the Assignee will give the Landlord written notice of the date on which the Assignment was completed and of the name and address of the person to whom future rent demands should be sent and will supply to the Landlord for registration a copy (duly certified to be true and accurate by a solicitor) of the deed effecting the Assignment and pay a registration fee of £35 plus VAT

4	Covenants of Tenant

The Tenant covenants with the Landlord as a primary obligation (and without the need for any express assignment with all the Landlord’s successors in title) that:-

4.1	At all times after the completion of the Assignment the Assignee will for the residue of the Term or until such estate and interest is further assigned by the Assignee (other than by an excluded assignment within the meaning of Section 11 of the Landlord and Tenant (Covenants) Act 1995 whichever is the shorter period) punctually pay the rents reserved by and observe and perform the covenants on the tenant’s part and the other provisions contained in the Lease and if during the said period the Assignee makes any default therein the Tenant will pay the rent and observe or perform those covenants or provisions in respect of which the Assignee is in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of the non-payment non-performance or non-observance notwithstanding:

4.1.1	any time or indulgence granted by the Landlord to the-Assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rent or the observance or performance of the tenant’s covenants or other provisions contained in the Lease or any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises

4.1.2	that the Assignee may have surrendered part of the Premises in which event the liability of the Tenant hereunder will continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under Section 140 of the Law of Property Act 1925

4.2	If at any time during the Term the Assignee (being an individual) becomes bankrupt and the trustee in bankruptcy disclaims the Lease the Tenant will if the Landlord by notice within three calendar months after the disclaimer so requires take from the Landlord a lease of the Premises for the residue of the Term which would have remained had there been no disclaimer at the rent then being paid under the Lease and subject to the same covenants and terms as in the Lease the new lease to take effect from the date of the disclaimer and in that case the Tenant will pay the reasonable costs of the new lease and execute and deliver to the Landlord a counterpart of it

5	Further covenants of the Tenant

THE Tenant FURTHER covenants with the Landlord:

5.1	To pay to the Landlord on demand and to indemnify the Landlord against all costs charges fees disbursements and expenses (including those of professional advisers and agents and including in each case any Value Added Tax) incurred by the Landlord in connection with the Licence or the Assignment including (without limitation) those arising from the consideration of the application for the Licence and the preparation negotiation and completion of this Deed and arising from obtaining the consent or approval of or information from any other person

5.2	Not to allow the Assignee to enter into possession or occupation of the whole or any part of the Premises until completion of the Assignment

6	Covenant of the Landlord

The Landlord covenants with the Assignee that notwithstanding the provisions of clause 5.5.2.3 of the Lease the Landlord shall not require the Assignee (here meaning Barry John Muncaster only) to enter into an Authorised Guarantee Agreement within the meaning of section 16 of the Landlord and Tenant (Covenants ) Act 1995 upon an assignment of the Lease by Barry John Muncaster which shall otherwise be in accordance with the provisions of clause 5.5 of the Lease

7	Completion

IN the event of the Assignment not being completed within Thirty days after the date of this deed or not being completed otherwise in accordance with this deed then the Licence and all other provisions of this deed (save for clause 5.1) will immediately determine and cease to have effect but without prejudice to any right of action vested in the Landlord by virtue of the Tenant’s breach of covenant

8	Miscellaneous

8.1	All sums payable by the Tenant under clause 5.1 of this deed are recoverable as rent in arrear

8.2	Nothing contained in this deed waives or may be deemed to waive any breach of the obligations of the Tenant under the Lease which may have occurred prior to the date of this deed or authorise or be deemed to authorise any further assignments or any act omission or thing other than the Assignment And the covenants on the tenant’s part and all other provisions contained in the Lease continue in full force and effect to the extent permitted by law

EXECUTED as a DEED by E J

LORD LIMITED acting by a Director

and the Company Secretary in the

presence of:

/s/ E J Lord
Director

/s/ J K Lord
Company Secretary

EXECUTED as a DEED by BIOPROGRESS

TECHNOLOGY LIMITED acting by a Director

and the Company Secretary in the

presence of:

/s/ Jason Teckoe
Director

/s/ Georgina Godby
Company Secretary

EXECUTED as a DEED by the said BARRY JOHN MUNCASTER in the presence of	/s/ Barry John Muncaster

Signature of Witness

Name of Witness

Address of Witness